January 5, 2006

Steven Reimer
1091 Windhaven Ct.
Lake Forest, IL 60045

Dear Steve:

In light of your resignation from Mpower Communications, this letter is to inform you of the terms of your separation of employment from the company on March 1, 2006. As you are aware, you are subject to a Retention and Severance Agreement dated October 11, 2001, as amended by Amendment to Retention and Severance Agreement dated January 24, 2005 (collectively, the “Severance Agreements”). Under the circumstances, your resignation has triggered the Severance Agreements.

Please read the following information in regard to your benefits.

SEVERANCE BENEFIT: You will receive 100% of your base salary of $219,419.88 in severance, less all applicable payroll deductions (the “Severance Benefit”), payable over one (1) year in equal installments in accordance with the Company’s standard payroll practices. In order to receive the Severance Benefit you must sign and return the enclosed release and any Mpower equipment in your possession (laptop, cell phone, tools, AMEX card, phone cards etc.). As noted in your release agreement you have 21 days to sign and return this agreement. Please send your signed release to People Services, attention Clare Velepec, Rochester, in the enclosed, self-addressed envelope. Payment of the Severance Benefit shall commence on return of the signed release as more fully outlined in the release agreement.

CONTINUED EMPLOYMENT: You shall remain an employee of Mpower through March 1, 2006, with your duties as set forth in section 3(c) of your Severance Agreement dated October 11, 2001. However, during the transition period from January 31, 2006 through February 28, 2006 you will only be expected to work 30 hours weekly, and your salary shall be reduced by one-half during that transition period.

FINAL PAYCHECK: You will receive your final paycheck on March 17, 2006. If you have submitted any expenses for reimbursement those will be processed on the regular schedule and mailed to your home.

BENEFITS: You are currently enrolled in health and/or dental insurance. Your coverage will end on March 1, 2006. You remain responsible for the employee portion of your health insurance premiums through March 1, 2006, which will be deducted from your regular paychecks. If you wish to continue coverage after March 1, 2006, you will have the option to do so under COBRA. You will receive information in the mail regarding COBRA within a few weeks following 3/1/06. All other benefits (Life insurance, dependent life, FSA, STD, LTD) will end on March 1, 2006. If you wish to continue your life insurance, you have 31 days to apply for a conversion policy. Please contact Ann Maynard if you would like the conversion forms.

EMPLOYEE ASSISTANCE PROGRAM: You will be able to take advantage of Horizon Behavioral Services Program for up to 30 days after your separation date. This program will be able to refer you to many services including outplacement support. If you are interested in learning more about this program, please call 1-866-486-4334.

FLEXIBLE SPENDING ACCOUNTS: If you are enrolled in the FSA program, you have 90 days to submit claims for services that were rendered prior to your termination date. Submit all receipts to Blue Cross Blue Shield, 165 Court Street, Rochester, NY 14647. If enrolled in a Medical/Dental Spending Account, coverage may be continued through the COBRA program. Claim forms can be obtained by calling the Blue Cross express line at 800-548-6428 or by visiting the web site at www.bcbsra.com.

2005 BONUS: You shall receive your 2005 Bonus, as determined in the ordinary course by the Company and/or the Company’s Board of Directors pursuant to the 2005 Bonus Plan, and without regard to your termination prior to the date such Bonus is paid.

401(k): If you were contributing to the Mpower Communications 401(k) plan, please see the enclosed distribution form. Mail the completed form in the enclosed envelope.

STOCK OPTIONS: You will have five years from your date of termination to exercise any options that have vested to that date. Please contact Salomon Smith Barney at (800) 842-0409 to exercise your vested options.

Please feel free to call or email People Services if you have any questions.

Benefits & 401(k):     Ann Maynard     585-218-8690
175 Sully’s Trail, Suite 300
Pittsford, NY 14534

Email:   peopleservices@mpowercom.com

Sincerely,

/s/ Clare Velepec

Clare Velepec VP, People Services

Mpower Communications Corp.
175 Sully’s Trail, Suite 300
Pittsford, NY, 14534

Release

I, Steven Reimer , am a party to a Severance Agreement (the “Agreement”), dated October 11, 2001, with Mpower Communications Corp., a Nevada corporation (the “Company”). The Agreement contemplates that, in consideration for my receipt of the Severance Benefit (as such term is defined in the Agreement), I will deliver a Release in the form set forth below, and I now desire to deliver such Release to the Company in the manner contemplated by the Agreement.

1. General Release. In consideration of the Severance Benefit, I hereby release and forever discharge the Released Parties (as defined below) from any and all claims, actions, causes of action, suits, costs controversies, judgments, decrees, verdicts, damages, liabilities, attorney’s fees, covenants, contracts and agreements (collectively, including claims, actions and causes of action set forth in Section 2 below, “Claims”) that I may have against the Released Parties based on or arising out of (i) my employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof, including, without limitation, any Claims arising under any applicable federal, state or local law, or any law of any foreign jurisdiction, whether such Claim arises under statute, common law or in equity, and whether or not I am presently aware of such claim. I further agree that the payments and benefits described in the Agreement are in full satisfaction of any and all Claims for payments or benefits that I may have against the Company arising out of my employment relationship, my service as an employee, officer or director of the Company and the termination thereof. I also do forever release, discharge and waive any rights that I may have to recover in any proceedings brought by any federal, state or local agency against the Released Parties to enforce any laws.
For purposes of this release, the “Released Parties” means, individually and collectively, the Company, its present, former and future shareholders, partners, limited partners, affiliates, parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, successors and assigns.

2. Specific Release of ADEA Claims. In further consideration of the Severance Benefit, I hereby release and forever discharge the Company and its employees, officers and directors from any and all Claims that I may have as of the date of my signing of this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).

3. Release of Unknown Claims. I understand that I am releasing Claims pursuant to this Agreement that I may not know about, and that is my intent. I expressly waive all rights that I might have under any law that is intended to prevent unknown Claims from being released and I understand the significance of doing so. In addition, I expressly acknowledge that the Release under this Agreement is intended to include and does include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution of this Release and that this Release expressly contemplates the extinguishment of all such Claims.

4. No Pending Litigation. I hereby represent and agree that I have not filed, and will not file, any action, complaint, charge, grievance or arbitration against any Released Party.

5. No Right to Commence any Legal Action. I will not commence or join any legal action, which term includes, without limitation, any demand for arbitration proceedings and any complaint to any federal, state or local agency, court or other tribunal, to assert any Claim released by me under this Agreement against a Released Party. If I commence or join any such legal action against a Released Party, I will promptly indemnify such Released Party for its reasonable costs and attorneys’ fees incurred in defending such action as well as any monetary judgment obtained by me against any Released Party in such action.

6. Acknowledgment. By signing this Release, I hereby acknowledge and confirm the following:

(a) Consultation with an Attorney. I was advised in writing by the Company in connection with my termination of employment to consult with an attorney of my choice prior to signing the Agreement and this Release and to have such attorney explain to me the terms of the Agreement and this Release, including, without limitation, the terms relating to my release of claims arising under ADEA.

(b) Understand this Agreement. I have read the Agreement and this Release carefully and completely and understand each of the terms thereof.

(c) Twenty-One Days to Consider. I was given not less than twenty-one days to consider the terms of the Agreement and this Release and to consult with an attorney of my choosing with respect thereto, and that for a period of seven days following my signing of this Release, I have the option to revoke this Release in accordance with the terms set forth below.

(d) Consideration. By signing this Release, I hereby acknowledge and confirm that I am providing the Release and discharge set forth herein only in exchange for consideration in addition to anything of value to which I am already entitled.

7. Revocation. I have the right to revoke this Release during the seven-day period (the “Revocation Period”) commencing immediately following the date I sign and deliver this Release to the Company. The Revocation Period shall expire at 5:00 p.m., New York time, on the last day of the Revocation Period; provided, however, that if such seventh day is not a business day, the Revocation Period shall extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by me, the obligations of the Company to pay the Severance Benefit pursuant to the Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by me shall be effective unless it is in writing and signed by me and received by a representative of the Company prior to the expiration of the Revocation Period.

My signature below indicates my agreement with the terms and provisions described above.

Date:	/s/
Steven Reimer